Senetek Announces Update on Texas Oil Project

HILTON HEAD, S.C., Feb. 8, 2011 -- Senetek Plc (OTCBB-SNKTY) announced today an update on its oil project in Dawson County, Texas in which the Company holds a 15% working interest. In review, during the quarter ended September 30, 2010 drilling commenced on the initial test well (the Riggin #1). This well was completed for production and achieved commercial production in November, 2010. The well was completed in the Mississippian formation, which was the lowest of the targeted production horizons, and after initial production rates in the 50-70 barrel per day ranges, has leveled off at a steady production rate of approximately 30 barrels per day, with virtually no water cut.

During the quarter ended December 31, 2010 drilling commenced on the second test well (the McCarthy #1). The well commenced drilling during the first week of January, 2011, and achieved a total depth of 10,500 feet. The well was logged and several zones including the Upper Spraybury formation, the Pennsylvanian formation and the Mississippian formation showed the presence of hydrocarbons. The Mississipian formation in particular showed over 25 feet of pay with porosities up to 14%. Completion of that zone is planned with flow rate tests on the well scheduled for the week of February 14, 2011.

Howard Crosby, President of Senetek remarked, "We are very excited about the results from the logging of the McCarthy #1 well. With porosities over 25 feet ranging from 9-14%, we are expecting this to be a very productive well from the Mississippian horizon." Details of further development plans and results will be available in forthcoming press releases as they become available.

This news release contains statements that may be considered 'forward-looking statements' within the meaning of the Private Securities Litigation Reform Act. Forward-looking statements by their nature involve substantial uncertainty, and actual results may differ materially from those that might be suggested by such statements. Important factors identified by the Company that it believes could result in such material differences are described in the Company's Annual Report on Form 10-K for the years 2008 and 2009 and subsequent Quarterly Reports on Form 10-Q. However, the Company necessarily can give no assurance that it has identified or will identify all of the factors that may result in any particular forward-looking statement materially differing from actual results, and the Company assumes no obligation to correct or update any forward-looking statements which may prove to be inaccurate, whether as a result of new information, future events or otherwise.

SOURCE Senetek Plc